Exhibit 4.3

TELESAT CORPORATION
EMPLOYEE SHARE PURCHASE PLAN

Article 1
purpose

Section 1.1	Purpose

The purpose of this Telesat Corporation Employee Share Purchase Plan (the “Plan”) is to advance the interests of Telesat Corporation (the “Corporation”) and its shareholders and attract, retain and motivate employees of the Corporation by providing such employees with the opportunity to acquire and hold an equity interest in the Corporation through the purchase and ownership of Shares and to realize upon the value of such Shares in accordance with the terms of this Plan.

Article 2
interpretation

Section 2.1	Defined Terms

For the purposes of this Plan, the following terms have the following meanings:

(a)	“Account” of a Participant means the account established and maintained by the Administrative Agent for such Participant in accordance with the Administration Agreement.

(b)	“Actively Employed” in reference to a certain date means that the Participant is employed by the Corporation (including being on vacation or being on a statutory or other leave authorized by the Corporation) on the applicable date. Except to the minimum extent, if any, required by applicable employment standards legislation, “Actively Employed” does not include:

(i)	Any period following the date the Participant ceases to be employed by the Corporation upon termination of employment for any reason (whether voluntary or involuntary, and whether with or without just cause or serious reason, and regardless of whether the termination is lawful or unlawful);

(ii)	Any period in relation to which the Corporation provides pay in lieu of notice in respect of such termination of employment; or

(iii)	Any period in relation to which the Corporation fails to give notice that ought to have been given pursuant to any applicable employment agreement, or pursuant to any applicable law, including the common law, as applicable, in respect of such termination of employment, and in relation to which damages may be awarded, including for the failure to provide such notice.

(c)	“Administrative Agent” means such person or company, or a successor of such person or company, as may be designated by the Board from time to time for the purpose of administering the Plan.

(d)	“Administration Agreement” means the administration agreement between the Corporation and the Administrative Agent governing the administration of the Plan, as may be amended from time to time.

(e)	“Applicable Laws” means the applicable laws and regulations and the requirements or policies of any governmental or regulatory authority or securities commission having authority over the Corporation or this Plan.

(f)	“Black-Out Period” means any period during which the trading of Shares, or any of the Corporation’s securities, by certain persons is restricted pursuant to Applicable Laws, the Corporation’s policies, corporate governance practices and/or as may be established by the Board from time to time.

(g)	“Board” means the Board of Directors of the Corporation, as constituted at any time.

(h)	“Change Form” means a form acceptable to the Corporation and the Administrative Agent, including but not limited to an electronic form, as described in Section 4.3(7).

(i)	“Contributions” means Corporation Contributions and Participant Contributions.

(j)	"Corporation" means Telesat Corporation and any successor thereto.

(k)	“Corporation Contributions” means the amount of money paid by the Corporation under this Plan to a Participant as described in Section 4.4.

(l)	“Employee” means an individual who maintains active and regular or permanent status with the Corporation or any of its subsidiaries on a full-time or part-time basis, and for greater certainty includes executive officers of the Corporation.

(m)	“Enrolment Form” means a form acceptable to the Corporation and the Administrative Agent, as described in Section 4.3.

(n)	“Event of Disentitlement” means the date on which the Participant is no longer Actively Employed.

(o)	“Fiscal Year” means the fiscal year of the Corporation.

(p)	“Participant” means an Employee who has enrolled in the Plan in accordance with the provisions hereof.

(q)	“Participant Contributions” means the cash contributions made by Participants under this Plan by way of payroll deductions.

(r)	“Plan” means this Employee Share Purchase Plan, as may be amended from time to time.

(s)	“Purchase Date” means on or about the second business day following the processing of an employee’s monthly or biweekly payroll, as applicable, and receipt of the Contributions by the Administrative Agent.

(t)	“Retained Shares” means any Shares purchased for a Participant using Corporation Contributions.

(u)	“Retention Period” means the one-year period following the Purchase Date on which Retained Shares were acquired.

(v)	“Salary” means the regular base salary or wages of a Participant received or to be received from the Corporation for the Participant’s service with respect to a particular fiscal year, excluding any overtime, bonuses or other compensation with respect to such fiscal year and excluding any Corporation Contributions or other benefits received by the Participant under this Plan.

(w)	“Shares” means the Class A common shares and Class B variable voting shares of the Corporation.

(x)	“Termination/Withdrawal Form” means a form acceptable to the Corporation and the Administrative Agent, including but not limited to an electronic form, as described in Section 4.7(1).

(2)	Unless the context requires otherwise, references to the male gender include the female gender, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

Article 3
Administration

Section 3.1	Administration

(1)	This Plan shall be administered by the Board in accordance with its provisions as construed and interpreted by the Board. The Board may, from time to time, establish administrative rules and regulations relating to the operation of this Plan as it may deem necessary to further the purpose of this Plan and may amend or repeal such rules and regulations as it sees fit. The Board may, in its discretion, delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board. In such circumstances, all references to the Board in this Plan include references to such committee and/or member of the Board, as applicable, except as otherwise indicated.

(2)	All decisions made by the Board pursuant to the provisions of this Plan shall be conclusive and binding on the Corporation and the Participants.

(3)	No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of this Plan. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless each Person made or threatened to be made party to any civil or criminal action or proceeding by reason of the fact that such Person is or was a member of the Board or any committee to the extent such criminal or civil action or proceeding relates to the Plan.

(4)	The Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, handling of payroll tax and withholding and handling of share certificates. The Board may also adopt sub-plans applicable to particular Employees or locations.

(5)	The Plan is an automatic securities purchase plan and the provisions herein shall continue to operate during any Black-Out Period.

Article 4
Eligibility and Participation

Section 4.1	Eligibility

The determination as to which Employees may participate in this Plan and the extent to which each shall be entitled to participate shall be determined by the Board, in its sole discretion.

Section 4.2	Participation in the Plan

(1)	Participation in this Plan shall be entirely voluntary and any decision not to participate in this Plan shall not affect an Employee’s position as an employee or senior officer of the Corporation.

(2)	All funds and Shares held by the Administrative Agent pursuant to this Plan are held on behalf of the Accounts of the individual Participants. A Participant shall be the registered and beneficial owner of all Shares purchased on his or her behalf.

Section 4.3	Enrolment and Participant Contributions

(1)	An Employee may elect to enroll and participate in the Plan, and purchase Shares under this Plan, by signing and delivering to the Corporation a form acceptable to the Corporation and the Administrative Agent (an “Enrolment Form”) (which Enrolment Form can be in electronic format) agreeing to the terms and conditions of the Plan and authorizing the Corporation to deduct from the Employee’s Salary the amount designated by the Employee in accordance with the Enrolment Form until such authorization shall be revised, suspended, revoked or terminated in accordance with the terms of this Plan. Employees who enroll in the Plan shall become Participants under the Plan.

(2)	The Enrolment Form shall:

(a)	Indicate the amount (in increments of 1%) up to 6% of the Employee’s Salary on an annual basis, which such Employee desires to contribute to the Plan for the purpose of purchasing Shares;

(b)	Authorize the payroll deduction of the Participant Contribution from each regular payroll payment; and

(c)	Authorize and direct the Administrative Agent to apply the Contributions to purchases of Shares on the open market on behalf of the Participant on the Purchase Date.

(3)	A completed Enrolment Form shall become effective only on the Purchase Date immediately following receipt by the Corporation and the Administrative Agent of the Enrolment Form provided that the Enrolment Form is received at least ten (10) days prior to such Purchase Date.

(4)	Participants who elect to participate in the Plan shall be entitled to continue to participate in the Plan until (i) such time as the Participant delivers a Termination/Withdrawal Form in accordance with Section 4.7, (ii) the time of an Event of Disentitlement in accordance with Section 4.8, or (iii) at the time of termination of the Plan. If a Participant terminates his or her participation in the Plan, such Employee shall not be entitled to elect to resume participation in the Plan until a period of six (6) months has passed from the date of delivery of a Termination/Withdrawal Form.

(5)	Until a Participant has completed payment for the Shares and such Shares have been purchased on behalf of the Participant, he or she shall have no rights whatsoever as a Shareholder in relation to such Shares.

(6)	If in any payroll period an Employee does not elect to participate in the Plan or elects to participate in the Plan to an extent less than his or her full entitlement for such payroll period, then all rights of the Employee to participate in the Plan shall terminate as to the Shares or balance of the Shares which may have been acquired by the Employee in respect of such payroll period.

(7)	A Participant may increase or decrease the amount of his or her Participant Contributions in accordance with the Plan by minimum increments of 1% of such Participant’s Salary, or elect to suspend his or her Participant Contributions, by completing and delivering to the Corporation notice in a form acceptable to the Corporation and the Administrative Agent (a “Change Form”) to such effect at least fifteen (15) days before the change is to take effect. A Change Form may only be delivered to the Corporation by a Participant twice in each calendar year.

(8)	A Participant who has suspended their Participant Contributions in accordance with Section 4.3(7) may elect, by completing and delivering to the Corporation and the Administrative Agent a Change Form, to resume making Participant Contributions at any time which is at least six (6) months subsequent to the effective date of the applicable Change Form or such shorter or longer period as may be determined in the sole discretion of the Corporation.

(9)	Notwithstanding Section 4.3(1), Section 4.3(7) and Section 4.3(8) above, a Participant may not enroll in this Plan, or change, suspend or resume their Participant Contributions pursuant to this Plan (a) while such Participant is in possession of any material undisclosed information with respect to the Corporation, (b) where doing so would be prohibited by Applicable Law, and (c) if such Participant is a “Restricted Person” under the Corporation’s Insider Trading Policy, during any Black-Out Period.

(10)	All Participant Contributions shall be (i) deducted by the Corporation out of each regular payroll payment and (ii) applied in accordance with Section 4.5.

Section 4.4	Corporation Contributions

(1)	Corporation Contributions as described herein shall be made on each Purchase Date to those Participants who have made a Participant Contribution since the immediately preceding Purchase Date.

(2)	The amount of Corporation Contributions added to each Participant’s Account on any Purchase Date shall be equal to 50% of the Participant Contributions made by the Participant since the last Purchase Date, provided that the maximum aggregate amount of any Corporation Contributions payable to a Participant’s Account by the Corporation in any Fiscal Year shall be limited to $5,000.

(3)	Corporation Contributions shall be additional remuneration to the Participant, which the Participant directs to be paid by the Corporation to, and applied by, the Administrative Agent in accordance with Section 4.5. By participating in the Plan, the Participant acknowledges that the full amount of Corporation Contributions shall be paid and applied on behalf of the Participant in accordance with the Plan. The Participant further acknowledges that any income tax or other statutory or other payroll deduction in respect of Corporation Contributions shall be deducted from regular payroll payments to the Participant.

(4)	The Participant shall not sell any Retained Shares during the Retention Period.

(5)	The Corporation shall pay administrative costs related to the Plan but shall not pay brokerage or related fees or expenses related to the transfer or sale of Shares by the Participant. No interest shall be paid or allocated to Participant Contributions received prior to the applicable Purchase Date.

Section 4.5	Purchase of Shares

(1)	On each Purchase Date, with respect to each Participant, (i) all Contributions received or accumulated in the Participant’s Account and (ii) any cash dividends paid on Shares in the Participant’s Account since the last Purchase Date shall be reinvested to purchase Shares on behalf of the Participant through open market purchases.

(2)	Share purchases on the open market shall be made through the facilities of the Toronto Stock Exchange and/or such other stock exchange on which the Shares may from time to time be listed and posted for trading.

(3)	The Shares purchased by Contributions in accordance with this Section 4.5 shall be allocated to the Participant’s Account. Effective as of the date on which the Shares are acquired for the Participant’s Account, each Participant shall be deemed to be the registered and beneficial owner of such number of Shares as are purchased in accordance with this Section 4.5 and shall thereafter be entitled to all rights of ownership incidental thereto, including the right to receive dividends and other distributions payable in respect of the Shares and to receive notice of, attend and vote at meetings of holders of Shares.

(4)	The Corporation will pay the fees and expenses set out in the Administrative Agreement, and all brokerage fees and other ancillary expenses relating to the purchase of Shares on the open market under the Plan.

Section 4.6	Terms of Participation

(1)	By purchasing Shares hereunder, a Participant shall be deemed to accept the terms of the Plan and any Administration Agreement governing the engagement and responsibilities of the Administrative Agent, to the extent applicable.

(2)	All Participant Contributions under this Plan shall be deducted by the Corporation out of regular payroll payments.

(3)	Only amounts received by the Administrative Agent through payroll deductions and Corporation Contributions in the payroll period immediately preceding a Purchase Date will be used to purchase Shares on such Purchase Date.

(4)	A Participant may not pledge, transfer or assign his or her rights under the Plan. Any attempt by the Participant to do so shall constitute a cancellation of his or her participation and result in the return to the Participant of his or her Contributions on account of the purchase of Shares to the date of cancellation.

Section 4.7	Termination by Participant

(1)	A Participant may, subject to Section 4.7(2) and Section 4.7(2), terminate participation in the Plan by delivering to the Corporation (who will in turn, deliver it to the Administrative Agent) a form acceptable to the Corporation and the Administrative Agent (a “Termination/Withdrawal Form”) requesting that:

(a)	All Contributions held or dividends received by the Administrative Agent in the Participant’s Account, but which have not yet been used for the purchase of Shares pursuant to the Plan be refunded to the Participant; and

(b)	All Shares in the Participant’s Account be:

(i)	Transferred and issued in his or her name, or as otherwise directed by the Participant; or

(ii)	Sold and the net proceeds of such sale be distributed to the Participant

(collectively, a “Release”).

(2)	A Termination/Withdrawal Form provided by a Participant in accordance with Section 4.7(1) hereof shall take effect on the later of (i) sixty (60) days following the Corporation’s receipt of the Termination/Withdrawal Form, and (ii) the date on which all Retained Shares held on behalf of the Participant have ceased to be subject to a Retention Period. No Contributions shall be made by or on behalf of the Participant on or after the date of the Corporation’s receipt of the Termination/Withdrawal Form, except where such Termination/Withdrawal Form is received less than five (5) days prior to a Purchase Date. Where the Termination/Withdrawal Form is received less than five (5) days prior to a Purchase Date, the Administrative Agent shall continue to be required to purchase Shares on behalf of the Participant as the Participant would have been entitled to on such Purchase Date and the Corporation shall continue to make any payroll deductions with respect to the Participant as may occur during such five (5) day period as if the Termination/Withdrawal Form had not been given.

(3)	A Participant may not deliver a Termination/Withdrawal Form to the Corporation (a) while such Participant is in possession of any material undisclosed information with respect to the Corporation, (b) where doing so would be prohibited by Applicable Law and, (c) if such Participant is a “Restricted Person” under the Corporation’s Insider Trading Policy, during any Black-Out Period.

(4)	A Participant who delivers a Termination/Withdrawal Form will not be permitted to reenroll and participate in the Plan until six (6) full calendar months have elapsed since the date of receipt by the Corporation of the Termination/Withdrawal Form.

(5)	The Participant will be responsible for paying any brokerage commissions and sales administration fees on any Share sales requested in the Termination/Withdrawal Form.

Section 4.8	Events of Disentitlement

(1)	On the occurrence of an Event of Disentitlement, the Participant’s enrolment in this Plan and subscription for Shares under this Plan, if any, shall automatically terminate on the latest of (i) the Event of Disentitlement, and (ii) the day on which all Retained Shares held on behalf of the Participant have ceased to be subject to a Retention Period, at which time a Release shall be made in respect of all Shares held in the Participant’s Account.

(2)	If, at the end of any Fiscal Year, a Participant has not contributed to the Plan his or her portion of his or her Salary during such calendar year, the Corporation shall have the option to give written notice requiring that the Participant terminate his or her participation in the Plan and withdraw all funds and Shares held on behalf of such Participant pursuant to the Plan in the manner set forth in Section 4.8(1).

Section 4.9	Distributions and Other Rights Pertaining to Shares

(1)	The Administrative Agent shall deliver or cause to be delivered to the Participants on whose behalf Shares are held hereunder copies of all materials distributed to holders of Shares and shall on each such occasion notify such holders in writing of their rights hereunder, including the right to direct votes, and of the manner of exercise of such rights.

(2)	The Administrative Agent shall vote Shares held on behalf of each Participant at every meeting of holders of Shares of the Corporation (which the Administrative Agent shall be entitled to attend by virtue of being the registered holder of Shares) in such manner as each such Participant, or his or her legal representatives, shall have previously directed in writing, and in the absence of any such direction the Administrative Agent shall refrain from voting.

(3)	The Administrative Agent will, if so required by any Participant, or his or her legal representatives, execute all proxies necessary or proper to enable the Participant, or his or her legal personal representatives, to attend and vote the Shares held by the Administrative Agent on behalf of such Participant at any such meeting in place of the Administrative Agent.

(4)	Any dividends or distributions paid by the Corporation on Shares held by the Administrative Agent on behalf of Participants pursuant to the Plan will be held by the Administrative Agent on behalf of the Participant who owns such Shares, and will be used by the Administrative Agent to purchase additional Shares on behalf of the Participant in accordance with the Plan.

Article 5
Administrative Agent

Section 5.1	Administrative Agent

(1)	The Corporation shall appoint a person, firm or company to serve as the Administrative Agent under this Plan, provided that such person, firm or company is not an employee, director, associate or affiliate of the Corporation and is at all times acting independent of the Corporation.

(2)	The Corporation may, at any time, remove the Administrative Agent so appointed and may appoint a successor or successors and may similarly fill any vacancy created for any reason whatsoever. The Corporation agrees to reimburse the Administrative Agent for all reasonable costs assumed by the Administrative Agent in administering the Plan.

(3)	No trust relationship is being established between the Corporation, the Participants and the Administrative Agent under this Plan.

Section 5.2	Administration Agreement

(1)	Upon appointment of an Administrative Agent, the Corporation shall enter into an Administration Agreement with the Administrative Agent. The Corporation will not, directly or indirectly, control the time, price, amount or manner of Share purchases or the choice of broker, if any, through which Share purchases are made.

(2)	The Administration Agreement shall provide for the application of amounts received to purchase Shares. The Administration Agreement shall provide that the Administrative Agent holds all Shares purchased under the Plan on behalf of the Participants as nominee and no part of such cash, Shares, dividends or property shall be used for or diverted to purposes other than for the exclusive benefit of Participants.

(3)	The Administration Agreement shall contain such other terms and provisions, not inconsistent with this Plan, as the Corporation shall approve.

Section 5.3	Participant Accounts

The Administrative Agent shall maintain Accounts for each Participant in such a way that the interests of each Participant in the Plan in respect of Contributions, Shares, and dividends may be ascertained. Such individual Accounts shall be posted periodically. The Administrative Agent shall ensure that the Accounts reflect Shares purchased by Contributions which have been allocated to such Accounts, as well as any dividends which have been paid on the Shares. Upon written request, the Administrative Agent shall furnish to each Participant a statement containing such information. Each such statement shall be deemed to have been accepted by the Participant as correct unless written notice provided by the Participant to the contrary has been received by the Administrative Agent within thirty (30) days after the mailing of such statement to the Participant.

Article 6
Tax

Section 6.1	Taxes

(1)	Each Participant shall be responsible for paying his or her respective income taxes and other taxes applicable to Contributions and to transactions involving the Shares held by the Administrative Agent on his or her behalf, including, without limitation, any taxes payable on:

(a)	Any Contributions made by or on behalf of a Participant;

(b)	The transfer of Shares to the Participant or a person designated by the Participant;

(c)	The sale or other disposition of Shares of a Participant; or

(d)	Distributions paid on the Shares.

(2)	The Administrative Agent is authorized to deduct from any amounts payable to a Participant following a sale of that Participant’s Shares any amounts which are required to be withheld on account of taxes.

Article 7
Amendment and Termination of Plan

Section 7.1	Amendment of the Plan

Subject to Section 7.2, the Board may at any time, and from time to time, amend or suspend any provision of this Plan, or terminate this Plan, subject to those provisions of Applicable Laws, if any, that require the approval of securityholders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary.

Section 7.2	No Impairment of Rights.

Except as required by Applicable Laws, no amendment to this Plan or termination of this Plan shall (i) divest any Participant of his or her entitlement to his or her Shares or of any rights that he or she may have in respect of the Shares or (ii) have the effect of altering the terms of any outstanding right of a Participant without the prior written consent of the Participant.

Article 8
General

Section 8.1	Compliance with Applicable Laws

(1)	This Plan, and the Corporation’s obligations hereunder, are subject to all Applicable Laws and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation is not obliged by any provision of this Plan to purchase, issue, sell or deliver Shares if, in the opinion of the Board, such action would constitute a violation by the Corporation or a Participant of any Applicable Laws or any condition of such approvals.

(2)	The Participant agrees to fully cooperate with the Corporation in doing all such things as are reasonably necessary to facilitate compliance by the Corporation with Applicable Laws (including but not limited to all tax withholding and remittance obligations), including executing and delivering all applicable agreements, undertakings or other documents or furnishing all necessary information.

(3)	No Shares will be purchased under this Plan, where such purchase would require registration of this Plan or of the Shares under the securities laws of any foreign jurisdiction, and any purported issue of Shares under this Plan in violation of this provision is void.

(4)	If Shares cannot be purchased on behalf of a Participant due to legal or regulatory restrictions, the obligation of the Corporation and/or Administrative Agent to purchase such Shares will terminate and any funds paid to the Corporation in connection with the purchase of the Shares and/or any funds owed to the Participant by the Corporation that would have otherwise been used to purchase Common Shares will be returned or paid, as applicable, to the applicable Participant as soon as practicable.

Section 8.2	Assignment and Transfer

(1)	Except with the consent of the Board (which may not be arbitrarily or unreasonably withheld) and subject to Applicable Laws, no right or interest of any Participant in any of the Shares purchased or held on his or her behalf under the Plan shall be, at any time prior to the transfer of such Shares to or to the order of the Participant in accordance with the terms hereof, assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner, other than by will or other testamentary instrument, or the laws of succession. No attempted assignment or transfer of any Shares acquired contrary to the terms hereof shall be effective. Notwithstanding the foregoing, assignments or transfers may be effected with the approval of the Corporation and the appropriate regulatory authorities, if required. For the purposes of this Section 8.2(1), the terms “assign” and “assignment” shall include the creation, granting or incurring of a security interest, mortgage, charge, lien, execution or similar interest in the Shares of a Participant.

(2)	This Plan and the Administration Agreement shall enure to the benefit of and be binding upon the Corporation and its successors and assigns and shall enure to the benefit of and be binding upon the Participants and their respective heirs, executives, administrators, successors, legal personal representatives and permitted assigns.

Section 8.3	Application of Insider Trading Policy

Any action taken by a Participant in connection with this Plan, including for greater certainty and without limitation, any increase or decrease to the amount of Participant Contributions under the Plan, any sale or transfer of Shares from the Plan and any enrolment or cessation of participation in the Plan, shall be subject to the restrictions applicable to such Participant under the Corporation’s Insider Trading Policy.

Section 8.4	Employee Rights

Nothing contained in this Plan shall confer upon any Employee any rights to a continuing position as an employee of the Corporation or interfere in any way with the rights of the Corporation in connection with preserving or terminating the position of such Employee.

Section 8.5	Other Compensation Arrangements

Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to any required regulatory or securityholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

Section 8.6	Unfunded Plan

This Plan shall be unfunded. Neither the Corporation nor the Board shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Plan.

Section 8.7	Costs and Expenses

The costs of administering this Plan shall be paid by the Corporation. The Corporation shall pay the administrative costs related to the Plan, including, but not limited to, any fees payable to the Administrative Agent, but shall not pay any brokerage or related fees or expenses related to the sale of Shares by a Participant.

Section 8.8	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision, and any invalid or unenforceable provision shall be severed from this Plan.

Section 8.9	Plan Headings

The headings in this Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

Section 8.10	Non-Uniform Treatment

The Board’s determinations under this Plan need not be uniform and may be applied selectively among persons who are eligible to participate in this Plan. Without limiting the generality of the foregoing, the Board shall be entitled to make non-uniform and selective determinations, amendments and adjustments.

Section 8.11	Risk of Loss.

The Corporation shall not be liable to any Participant for any loss resulting from:

(a)	A decline in the market value of any Shares purchased by the Participant pursuant to this Plan;

(b)	Any change in the market price of the Shares between the time the Participant authorized the purchase of the Shares and the time such purchase takes place;

(c)	Any dividends paid on the Shares between the time the Participant authorized the purchase of the Shares and the time such purchase takes place; and

(d)	Any change in the market price of the Shares between the time any dividends are paid on the Shares and the time a purchase of Shares using those dividends hereunder takes place, where applicable.

Section 8.12	Governing Law.

This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 8.13	Effective Date

This Plan is effective as of August 11, 2025.